UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ArQule, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT!

Supplement dated April 21, 2006 to Proxy Statement

ArQule, Inc.
19 Presidential Way
Woburn, Massachusetts 01801-5140
(781) 994-0300

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 18, 2006

The following information supplements, and should be read in conjunction with, the Proxy Statement dated April 14, 2006 of ArQule, Inc. (the “Company”). The Company previously furnished copies of the Proxy Statement to stockholders of record as of March 31, 2006.

Proposal I—Election of Directors

Continuing Incumbent Directors with Terms Expiring at the Annual Meeting to be Held in 2007

On April 12, 2006, Dr. Werner Cautreels resigned as a member of the Board of Directors of the Company, effective April 13, 2006. On April 12, 2006, Laura Avakian resigned as a member of the Board of Directors of the Company, effective May 12, 2006.

The Board of Directors has appointed Dr. Nancy A. Simonian as a director, effective May 12, 2006. Dr. Simonian’s term will expire at the 2007 annual meeting of stockholders. The Board has not yet determined the committees to which Dr. Simonian might be appointed. There was no arrangement or understanding between Dr. Simonian and the Company (or any other person known to the Company) pursuant to which Dr. Simonian was appointed.

Dr. Simonian’s qualifications and experience are summarized below:

Nancy A. Simonian, M.D. (Age: 45).   Dr. Simonian is Senior Vice President of Clinical, Medical and Regulatory Affairs at Millennium Pharmaceuticals, where she has worked since 2001. She has led Millennium’s development activities in the areas of oncology and inflammation, built a development organization (including clinical integration and restructuring following Millennium’s acquisition of Cor Therapeutics), overseen more than 40 clinical trials for 12 compounds, obtained a variety of regulatory approvals (including accelerated approval of Velcade in the U.S., subsequent label expansion and standard approval), co-chaired the portfolio review committee and served on the corporate development steering committee.

Previously, Dr. Simonian was at Biogen, Inc. from 1995 to 2001, most recently as Vice President, Medical Research. At Biogen, she was responsible for the oversight of Avonex and Tysabri, as well as multiple gene therapy clinical development programs. She successfully filed sNDAS for Avonex and led the in-licensing of Tysabri from Elan Pharmaceuticals. Dr. Simonian is Assistant Professor, Neurology, at Harvard Medical School/Massachusetts General Hospital.

Dr. Simonian holds a Bachelor’s degree from Princeton University and an M.D. from the University of Pennsylvania Medical School. Dr. Simonian completed her medical training at Harvard Medical School/Massachusetts General Hospital.

On April 12, 2006, the Board of Directors fixed the number of its members at 8, effective upon the resignation of Dr. Cautreels.

Executive Employment Agreements

On April 13, 2006, the Company entered into an employment agreement with Peter S. Lawrence. Mr. Lawrence’s qualifications and experience are summarized below:

Peter S. Lawrence (Age: 43)   Since January 2001, Mr. Lawrence has been a partner in Pod Holding Ltd., a private equity firm he co-founded. Pod Holding is located in Boston and Stockholm and invests in leading information and communication technology (ICT) companies.

Prior to founding Pod Holding, from 1991-2000, Mr. Lawrence was a business attorney with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in Boston where he was responsible for a legal practice focused on public and private finance, M&A, and the representation of public and private companies. As counsel to both start-ups and major corporations, he gained significant governance expertise from years of working with various Boards.

Mr. Lawrence serves as a Director on the Boards of Peppercoin, Inc., Spherics, Inc. and CoreStreet, Ltd. He is also a Board Observer of Paratek Pharmaceuticals, Inc.

The employment agreement provides that the Company will employ Mr. Lawrence as its Executive Vice President, Chief Business and Legal Officer, General Counsel and Secretary at an initial annual base salary of $360,000.

The base salary is subject to annual review and upward adjustment by the Board of Directors. Mr. Lawrence is also eligible to receive a discretionary annual cash bonus based on a target amount established by the Company and corporate and individual performance.

The agreement provides for continued employment until terminated by either party. If Mr. Lawrence is terminated without cause, as defined in the agreement, the Company will be required to make a lump sum payment to him equal to twelve months of his base salary in effect at the time of termination, plus the average of his annual bonus for the preceding two years. In addition, the Company will, at its expense, continue to provide Mr. Lawrence with all employee benefits then in effect for a period of twelve months from the date of termination. For the purposes of the agreement, “termination without cause” includes a reduction in Mr. Lawrence’s responsibilities, title or cash compensation, uncured material breach of the agreement by the Company, relocation of our operations beyond a radius of fifty miles from our current Woburn, MA location or failure of a successor in interest to the Company to assume the obligations of the Company under the agreement. In the event the Company terminates or is deemed to terminate the agreement without cause (as defined in the agreement), 50% of Mr. Lawrence’s unvested stock options shall immediately become exercisable without regard to the original vesting schedule. In the event of a “change in control” of the Company, as defined in the agreement, 100% of his unvested stock options shall become immediately exercisable without regard to the original vesting schedule.

Louise A. Mawhinney, the Company’s Vice President, Chief Financial Officer and Treasurer announced that she will leave the company at a future date when the search for her successor has been completed.